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                                                                EXHIBIT 99.1

FOR IMMEDIATE RELEASE

             SAFE TECHNOLOGIES INTERNATIONAL, INC., REPORTS
             INTERNET ACQUISITION CLOSING AND DISCLOSURE OF
               MAJOR SFAD SHAREHOLDERS LOCK UP AGREEMENTS

Palm Beach, FL., February 5, 1999, Safe Technologies International, Inc., (OTC:SFAD) announced today, that the Company has closed the Acquisition Agreement with Internet Associates International, Inc., (IAI) in Boca Raton, FL.

Brad Tolley, Vice President of Investor Relations, said "we are very pleased to have closed the deal with Internet Associates, today, February 5, 1999, at our attorney's offices. Management had looked at, several, similar companies during the past year, providing Web Hosting, Web Marketing and Design services, as Internet Associates' offer. However, no other companies' management, we looked at, exhibited the strength in management skills, e.g., fiscal responsibility, organizational expertise, etc., which the Internet Associates' Managing Directors demonstrate. Unlike most Internet companies, Internet Associates is geared to expect profits. For example, January, 1999, IAI's unaudited financials indicate a Net Profit of $40,000 for the month. A company like this is important to SFAD in several respects. IAI conforms to SFAD's acquisition criteria: solid growth and Shareholder value".

Management, in their continuing interest of providing SFAD shareholders with current information, also disclosed, today, that the two largest SFAD shareholders, and the management, together, representing a 78% equity position in the Company, have entered into Shareholder Agreements for further restrictions, as to the sale of their SFAD stock, over and above what the SEC 144 rule permits for volume sales in the next four quarters. Pursuant to that period, the shareholders and officers will again review the market situation to ascertain the need for additional further restrictions.

Mr. Tolley, said, "Management has great expectations for 1999, based on the groundwork which was laid in 1998. It is important to emphasize and reinforce in Shareholders' thinking that SFAD is a multi-faceted company, fast evolving into an E-Corporation".

Safe Technologies International, Inc., (OTC: SFAD), based in Palm Beach, Florida, is a multi-faceted company with multiple areas of concentrations:
Internet, Technology, and Heath Care/Wellness.

    SOURCE:         Safe Technologies International, Inc.,(SFAD)
    CONTACT:        Brad Tolley VP Investor Relations
    TEL:            561-832-2700
    EMAIL:          investor.relations@safetechnologies.com
    HTTP://         www.safetechnologies.com

Forward-Looking Statements: Except for the historical information contained herein, this news release may contain forward looking statements within the meaning of Section 27A of the Securities Act of l934, as amended, that may involve risks and uncertainties, including unproven market for SFAD's products and services, the availability of suitable financial resources, the availability of management, as well as other risks detailed from time to time in the Company's SEC reports, including reports on Form 10KSB for the year ended November, 1997 and Form 10-QSB for the quarter ended September 30, 1998.